PROSPECTUS                 Pricing Supplement No. 3444
Dated April 28, 1999       Dated  August 31, 1999
PROSPECTUS SUPPLEMENT      Rule 424(b)(3)-Registration Statement
Dated May 3, 1999          No.'s 333-59707 and 333-76479

              GENERAL ELECTRIC CAPITAL CORPORATION
               GLOBAL MEDIUM-TERM NOTES, SERIES A
                 (Redeemable Fixed Rate Notes)

Trade Date:   August 31, 1999

Settlement Date (Original Issue Date):  September 22, 1999

Maturity Date:    September   22,   2009  (subject   to   earlier
             redemption,  as  set forth under "Additional  Terms-
             Optimal Redemption")

Principal Amount (in Specified Currency): US$100,000,000

Price to Public (Issue Price):100.00%

Agent's Discount or Commission:    1.250%

Net Proceeds to Issuer:  US$98,750,000

Interest Rate Per Annum:  7.50%

Interest Payment Date(s):
X Semi-Annually on March 22nd and September 22nd of each year, commencing March 22, 2000. (each period from and including an Interest Payment Date or the Original Issue Date, as the case may be, to but excluding the next succeeding Interest Payment Date is referred to herein as an "Interest Period")

Form of Notes:
    X  DTC registered                ____  non-DTC registered

Repayment, Redemption and Acceleration
Initial Redemption Date:       September     22,    2000     (See
                               "Additional         Terms-Optional
                               Redemption" below)
Initial Redemption Percentage: 100%
Optional Repayment Date:       Not applicable ("N/A")
Annual Redemption Percentage Reduction: N/A
Modified Payment Upon Acceleration:     N/A

CAPITALIZED  TERMS  USED  IN THIS PRICING  SUPPLEMENT  WHICH  ARE
DEFINED  IN  THE  PROSPECTUS SUPPLEMENT SHALL HAVE  THE  MEANINGS
ASSIGNED TO THEM IN THE PROSPECTUS SUPPLEMENT.
                      (Fixed Rate Notes)
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                      Pricing Supplement No. 3444
                      Dated  August 31, 1999
                      Rule 424(b)(3)-Registration Statement
                      No.'s 333-59707 and 333-76479
Original Issue Discount:

  Amount of OID:  N/A
  Yield to Maturity:  N/A
  Interest Accrual Date:  N/A
  Initial Accrual Period OID:  N/A

Amortizing Notes:

  Amortization Schedule:  N/A

Dual Currency Notes:

  Face Amount Currency:  N/A
  Optional Payment Currency:  N/A
  Designated Exchange Rate:  N/A
  Option Value Calculation Agent:  N/A
  Option Election Date(s):  N/A

Indexed Notes:

  Currency Base Rate:  N/A
  Determination Agent:  N/A

Additional Terms:

  Interest.

  Accrued interest on the Notes for each Interest Period shall be calculated and paid based on the number of days in such Period divided by 360 (the number of days in such Interest Period to be calculated on the basis of a year of 360 days consisting of twelve 30-day months). As a result, the amount payable on each Interest Payment Date will remain constant irrespective of the actual number of days that have elapsed since the preceding Interest Payment Date.

  Optional Redemption.

  The Company may at its option elect to redeem the Notes in whole or in part on September 22, 2000 or on any Interest Payment Date thereafter (each such date, an "Optional Redemption Date") at 100% of their principal amount plus accrued interest to but excluding the date of redemption (the "Redemption Date"). In the event the Company elects to redeem the Notes, notice will be given to registered holders at least 30 days prior to the Redemption Date.
                      (Fixed Rate Notes)
                           Page 3
                      Pricing Supplement No. 3444
                      Dated  August 31, 1999
                      Rule 424(b)(3)-Registration Statement
                      No.'s  333-59707 and 333-76479

Additional Information:

   General.

  At June 26, 1999, the Company had outstanding indebtedness totalling $172.790 billion, consisting of notes payable within one year, senior notes payable after one year and subordinated notes payable after one year. The total amount of outstanding indebtedness at June 26, 1999 excluding subordinated notes payable after one year was equal to $172.093 billion.

   Consolidated Ratio of Earning to Fixed Charges.

   The  information contained in the Prospectus under the caption
   "Consolidated Ratio of Earnings to Fixed Charges" is hereby amended in its entirety, as follows:

             Year Ended December 31,         Six Months Ended
           1994   1995  1996  1997  1998     June 26, 1999
           1.63   1.51  1.53  1.48  1.50        1.58

   For purposes of computing the consolidated ratio of earnings to fixed charges, earnings consist of net earnings adjusted for the provision for income taxes, minority interest and fixed charges. Fixed charges consist of interest and discount on all indebtedness and one-third of rentals, which the Company believes is a reasonable approximation of the interest factor of such rentals.

Plan of Distribution:

  The Notes are being purchased by Salomon Smith Barney Inc. (the "Underwriter"), as principal, at the Issue Price of 100.00% of the aggregate principal amount less an underwriting discount equal to 1.250% of the principal amount of the Notes.

  The  Company  has  agreed to indemnify the Underwriter  against
  certain   liabilities,   including   liabilities   under    the
  Securities Act of 1933, as amended.